PRICING SUPPLEMENT dated October 27, 2026 (To the Prospectus and Prospectus Supplement, each dated April 17, 2026 and Product Supplement no. WF-1-I dated April 17, 2026)	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293684 and 333-293684-01

JPMorgan Chase Financial Company LLC Global Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

$6,201,000 Market Linked Notes — Upside Participation to a Cap and
Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and
the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

■  Linked to the lowest performing of the common stock of Micron Technology, Inc. and the Class A common stock of Meta Platforms, Inc. (each referred to as an “Underlying Stock”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the lowest performing Underlying Stock. The lowest performing Underlying Stock is the Underlying Stock that has the lowest stock return (i.e., the lowest percentage change from its starting price to its ending price). The maturity payment amount will reflect the following terms:

■  If the stock closing price of the lowest performing Underlying Stock increases, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the price of that Underlying Stock from its starting price, subject to a maximum return at maturity of 37.50% of the principal amount. As a result of the maximum return, the maximum maturity payment amount is $1,375.00 per note.

■  If the stock closing price of the lowest performing Underlying Stock remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on the notes.

■  Repayment of principal at maturity regardless of Underlying Stock performance (subject to issuer and guarantor credit risks)

■  Your return on the notes will depend solely on the performance of the lowest performing Underlying Stock. You will not benefit in any way from the performance of the better performing Underlying Stock. Therefore, you will be adversely affected if either Underlying Stock performs poorly, even if the other Underlying Stock performs favorably.

■  The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” on page PS-8 in this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Note	$1,000.00	$30.75	$969.25
Total	$6,201,000.00	$190,680.75	$6,010,319.25
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	Wells Fargo Securities, LLC, which we refer to as WFS, acting as agent for JPMorgan Financial, will receive selling commissions from us of $30.75 per note. WFS has advised us that it may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per note. In addition to the concession allowed to WFA, WFS has advised us that it may pay $0.75 per note of the selling commissions to WFA as a distribution expense fee for each note sold by WFA. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	In respect of certain notes sold in this offering, J.P. Morgan Securities LLC, which we refer to as JPMS, may pay a fee of $2.00 per note to selected dealers in consideration for marketing and other services in connection with the distribution of the notes to other dealers.

The estimated value of the notes, when the terms of the notes were set, was $959.80 per note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Wells Fargo Securities

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Terms of the Notes

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying Stocks:	The common stock of Micron Technology, Inc. (Bloomberg ticker: MU) and the Class A common stock of Meta Platforms, Inc. (Bloomberg ticker: META) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”). We refer to the issuer of each Underlying Stock as an “Underlying Stock Issuer” and collectively as the “Underlying Stock Issuers.” The accompanying product supplement refers to an Underlying Stock as a “Reference Stock.”
Pricing Date:	October 27, 2026
Issue Date:	October 30, 2026
Calculation Day[1]:	October 27, 2028
Stated Maturity Date[1]:	November 1, 2028
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•      if the ending price of the lowest performing Underlying Stock is greater than its starting price: $1,000 plus the lesser of:

(i)   $1,000 × stock return of the lowest performing Underlying Stock × upside participation rate; and

(ii)  the maximum return; or

•      if the ending price of the lowest performing Underlying Stock is less than or equal to its starting price: $1,000

If the ending price of the lowest performing Underlying Stock is less than or equal to its starting price, you will not receive any positive return on the notes.

Lowest Performing Underlying Stock:	The “lowest performing Underlying Stock” will be the Underlying Stock with the lowest stock return.
Maximum Return:	The “maximum return” is 37.50% of the principal amount ($375.00 per note). As a result of the maximum return, the maximum maturity payment amount is $1,375.00 per note.
Upside Participation Rate:	100%
Stock Return:	The “stock return” of an Underlying Stock is the percentage change from its starting price to its ending price, calculated as follows: ending price – starting price starting price
Starting Price:

With respect to the common stock of Micron Technology, Inc.: $928.76, its stock closing price on the pricing date

With respect to the Class A common stock of Meta Platforms, Inc.: $620.19, its stock closing price on the pricing date

Ending Price:	The “ending price” of an Underlying Stock will be the stock closing price of that Underlying Stock on the calculation day.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Stock Closing Price:

With respect to each Underlying Stock, “stock closing price” has the meaning set forth under “The Underlyings — Reference Stocks — Certain Definitions” in the accompanying product supplement.

The stock closing price of each Underlying Stock is subject to adjustment through the adjustment factor as described in the accompanying product supplement.

Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the accompanying product supplement.
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Tax Considerations:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46661PLL9
Fees and Commissions:

Wells Fargo Securities, LLC, which we refer to as WFS, acting as agent for JPMorgan Financial, will receive selling commissions from us of $30.75 per note. WFS has advised us that it may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per note. In addition to the concession allowed to WFA, WFS has advised us that it may pay $0.75 per note of the selling commissions to WFA as a distribution expense fee for each note sold by WFA. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

In addition, in respect of certain notes sold in this offering, JPMS may pay a fee of $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

We, WFS or an affiliate may enter into swap agreements or related hedge transactions with one of our or their other affiliates or unaffiliated counterparties in connection with the sale of the notes and JPMS, WFS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” below and “Use of Proceeds and Hedging” in the accompanying product supplement.

1 Subject to postponement in the event of a non-trading day or a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Additional Information about the Issuer, the Guarantor and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. WF-1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045240/ea0285802-22_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to WFS (which WFS has advised us includes selling concessions and distribution expense fees), the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately three months. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples and Returns” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Common Stock of Micron Technology, Inc.” and “The Class A Common Stock of Meta Platforms, Inc.” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to WFS (which WFS has advised us includes selling concessions and distribution expense fees), plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.
▪	You anticipate that the ending price of the lowest performing Underlying Stock will be greater than its starting price, and you are willing and able to accept the risk that, if it is not, you will receive only the principal amount of your notes at maturity.
▪	You understand that the return on the notes will depend solely on the performance of the lowest performing Underlying Stock and that you will not benefit in any way from the performance of the better performing Underlying Stock.
▪	You understand that the notes are riskier than alternative investments linked to only one of the Underlying Stocks or linked to a basket composed of both Underlying Stocks.
▪	You are willing and able to accept that any potential return on the notes is limited to the maximum return.
▪	You are willing and able to accept the risks associated with an investment linked to the performance of the lowest performing Underlying Stock, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.
▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlying Stocks, nor will you have any voting rights with respect to either Underlying Stock.
▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.
▪	You are willing and able to assume our and JPMorgan Chase & Co.’s credit risks for all payments on the notes.

The notes may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.
▪	You anticipate that the ending price of the lowest performing Underlying Stock will be less than or equal to its starting price, or you are unwilling or unable to accept the risk that, if it is, you will receive only the principal amount of your notes at maturity.
▪	You seek an investment with uncapped exposure to either or both of the Underlying Stocks.
▪	You seek exposure to a basket composed of both Underlying Stocks or a similar investment in which the overall return is based on a blend of the performances of the Underlying Stocks, rather than solely on the lowest performing Underlying Stock.
▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the lowest performing Underlying Stock, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.
▪	You seek an investment that entitles you to dividends or distributions that may be paid to holders of the Underlying Stocks, or voting rights with respect to either Underlying Stock.
▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.
▪	You are unwilling or unable to assume our and JPMorgan Chase & Co.’s credit risks for all payments on the notes.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” section in this pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. For more information about the Underlying Stocks, please see the sections titled “The Common Stock of Micron Technology, Inc.” and “The Class A Common Stock of Meta Platforms, Inc.” below.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock. The lowest performing Underlying Stock is the Underlying Stock that has the lowest stock return, calculated for each Underlying Stock as the percentage change from its starting price to its ending price.

Step 2: Calculate the maturity payment amount based on the stock return of the lowest performing Underlying Stock, as follows:

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlying Stocks. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

•	You May Not Receive Any Positive Return on the Notes — If the ending price of the lowest performing Underlying Stock is less than or equal to its starting price, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. Even if the ending price of the lowest performing Underlying Stock is greater than its starting price, the amount you receive at stated maturity may be only slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of ours or another issuer with a similar credit rating with the same stated maturity date.
•	Your Return Will Be Limited to the Maximum Return and May Be Lower Than the Return on a Direct Investment in either Underlying Stock — If the ending price of the lowest performing Underlying Stock is greater than its starting price, for each $1,000 note, you will receive at maturity $1,000 plus an additional return that will not exceed the maximum return, regardless of the appreciation of either Underlying Stock, which may be significant. Therefore, your return on the notes may be lower than the return on a direct investment in either Underlying Stock.
•	The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
•	You Are Exposed to the Risk of Decline in the Price of Each Underlying Stock — Payment on the notes is not linked to a basket composed of the Underlying Stocks and is contingent upon the performance of each individual Underlying Stock. Poor performance by either of the Underlying Stocks over the term of the notes may negatively affect your maturity payment amount and will not be offset or mitigated by positive performance by the other Underlying Stock. Your maturity payment amount will be determined by the lowest performing Underlying Stock.
•	You Will Be Subject to Risks Resulting from the Relationship Between the Underlying Stocks — It is preferable from your perspective for the Underlying Stocks to be correlated with each other so that their prices will tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Underlying Stocks will not exhibit this relationship. The less correlated the Underlying Stocks, the more likely it is that any one of the Underlying Stocks will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Underlying Stocks to perform poorly; the performance of the better performing Underlying Stock is not relevant to your return on the notes. It is impossible to predict what the relationship between the Underlying Stocks will be over the term of the notes.
•	No Interest or Dividend Payments or Voting Rights — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Stocks would have.
•	Lack of Liquidity — The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS or WFS is willing to buy the notes. You may not be able to

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	You Will Be Required to Recognize Taxable Income on the Notes Prior to Maturity — If you are a U.S. holder of a note, under our treatment you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “Tax Considerations.”

Risks Relating to Conflicts of Interest

•	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
•	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

•	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the stated maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Underlying Stocks, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Underlying Stocks;
•	the time to maturity of the notes;
•	the dividend rates on the Underlying Stocks;
•	the actual and expected positive or negative correlation between the Underlying Stocks, or the actual or expected absence of any such correlation;
•	the occurrence of certain events affecting an Underlying Stock that may or may not require an adjustment to the adjustment factor of that Underlying Stock;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Underlying Stocks

•	No Affiliation with Either Underlying Stock Issuer — We are not affiliated with either Underlying Stock Issuer. We have not independently verified any of the information about either Underlying Stock Issuer contained in this pricing supplement. You should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. We are not responsible for either Underlying Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	The Anti-Dilution Protection Is Limited and May Be Discretionary — The calculation agent will make adjustments to the adjustment factor for an Underlying Stock and other adjustments for certain corporate events affecting an Underlying Stock. However, the calculation agent will not make an adjustment in response to all events that could affect an Underlying Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the notes in making these determinations.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

•	The Maturity Payment Amount Will Depend upon the Performance of Each Underlying Stock and Therefore the Notes Are Subject to the Following Risks, Each as Discussed in More Detail in the Accompanying Product Supplement.
•	The Notes May Become Linked to the Common Stock of a Company Other Than an Original Underlying Stock Issuer.
•	You Will Have No Ownership Rights in Either Underlying Stock. Investing in the notes is not equivalent to investing directly in either Underlying Stock. As a holder of the notes, you will not have any ownership interest or rights in either Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of each Underlying Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of that Underlying Stock and the notes.
•	Historical Prices of an Underlying Stock Should Not Be Taken as an Indication of the Future Performance of That Underlying Stock During the Term of the Notes.
•	We Cannot Control Actions by the Underlying Stock Issuers.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the hypothetical maturity payment amount for a note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price.

The hypothetical starting price of $100.00 for each Underlying Stock has been chosen for illustrative purposes only and does not represent the actual starting price for either Underlying Stock. The actual starting price for each Underlying Stock is the stock closing price of that Underlying Stock on the pricing date and is specified under “Terms of the Notes – Starting Price” in this pricing supplement. For historical data regarding the actual closing prices of the Underlying Stocks, please see the historical information set forth under “The Common Stock of Micron Technology, Inc.” and “The Class A Common Stock of Meta Platforms, Inc.” in this pricing supplement.

The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The payout profile, return table and examples below do not take into account any tax consequences from investing in the notes.

Upside Participation Rate:	100.00%
Maximum Return:	37.50% of the principal amount
Hypothetical Starting Price:	For each Underlying Stock, $100.00

Hypothetical Payout Profile

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Note Return at Maturity
100% of stock return of the lowest performing Underlying Stock, subject to the maximum return
37.50%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Stock Return of the Lowest Performing Underlying Stock at Maturity
Hypothetical Note Return
Hypothetical Stock Return of the Lowest Performing Underlying Stock

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Hypothetical Returns

Hypothetical ending price of the lowest performing Underlying Stock	Hypothetical stock return of the lowest performing Underlying Stock	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(1)
$200.00	100.00%	$1,375.00	37.50%
$175.00	75.00%	$1,375.00	37.50%
$150.00	50.00%	$1,375.00	37.50%
$140.00	40.00%	$1,375.00	37.50%
$137.50	37.50%	$1,375.00	37.50%
$130.00	30.00%	$1,300.00	30.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$102.50	2.50%	$1,025.00	2.50%
$100.00	0.00%	$1,000.00	0.00%
$97.50	-2.50%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$25.00	-75.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

	The Common Stock of Micron Technology, Inc.	The Class A Common Stock of Meta Platforms, Inc.
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$110.00	$145.00
Hypothetical stock return (ending price – starting price)/starting price:	10.00%	45.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock.

In this example, the common stock of Micron Technology, Inc. has the lowest stock return and is, therefore, the lowest performing Underlying Stock.

Step 2: Determine the maturity payment amount based on the stock return of the lowest performing Underlying Stock.

Because the hypothetical ending price of the lowest performing Underlying Stock is greater than its hypothetical starting price, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × stock return of the lowest performing Underlying Stock × upside participation rate

$1,000 × 10.00% × 100.00%

= $100.00; and

(ii)        the maximum return of $375.00

On the stated maturity date, you would receive $1,100.00 per note.

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

	The Common Stock of Micron Technology, Inc.	The Class A Common Stock of Meta Platforms, Inc.
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$160.00	$150.00
Hypothetical stock return (ending price – starting price)/starting price:	60.00%	50.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock.

In this example, the Class A common stock of Meta Platforms, Inc. has the lowest stock return and is, therefore, the lowest performing Underlying Stock.

Step 2: Determine the maturity payment amount based on the stock return of the lowest performing Underlying Stock.

Because the hypothetical ending price of the lowest performing Underlying Stock is greater than its hypothetical starting price, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × stock return of the lowest performing Underlying Stock × upside participation rate

$1,000 × 50.00% × 100.00%

= $500.00; and

(ii)        the maximum return of $375.00

On the stated maturity date, you would receive $1,375.00 per note, which is the maximum maturity payment amount.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Example 3. Maturity payment amount is equal to the principal amount:

	The Common Stock of Micron Technology, Inc.	The Class A Common Stock of Meta Platforms, Inc.
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$75.00	$50.00
Hypothetical stock return (ending price – starting price)/starting price:	-25.00%	-50.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock.

In this example, the Class A common stock of Meta Platforms, Inc. has the lowest stock return and is, therefore, the lowest performing Underlying Stock.

Step 2: Determine the maturity payment amount based on the stock return of the lowest performing Underlying Stock.

Because the hypothetical ending price of the lowest performing Underlying Stock is less than its hypothetical starting price, the maturity payment amount per note would equal the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the stock closing price of the lowest performing Underlying Stock declines significantly from its starting price (subject to issuer and guarantor credit risks).

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

The Common Stock of Micron Technology, Inc.

All information contained herein on the common stock of Micron Technology, Inc. and on Micron Technology, Inc. is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Micron Technology, Inc. designs, develops and manufactures memory and storage products. The common stock of Micron Technology, Inc. is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The Nasdaq Stock Market. Information provided to or filed with the SEC by Micron Technology, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-10658, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the common stock of Micron Technology, Inc. based on the daily historical closing prices of the common stock of Micron Technology, Inc. from January 4, 2021 through October 27, 2026. The closing price of the common stock of Micron Technology, Inc. on October 27, 2026 was $928.76. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of the common stock of Micron Technology, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the stock closing price of the common stock of Micron Technology, Inc. on the calculation day.  There can be no assurance that the performance of the common stock of Micron Technology, Inc. will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

The Class A Common Stock of Meta Platforms, Inc.

All information contained herein on the Class A common stock of Meta Platforms, Inc. and on Meta Platforms, Inc. is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Meta Platforms, Inc. builds products that enable people to connect and share through mobile devices, personal computers, virtual reality headsets and artificial intelligence glasses. The Class A common stock of Meta Platforms, Inc. is registered under the Exchange Act and is listed on The Nasdaq Stock Market. Information provided to or filed with the SEC by Meta Platforms, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-35551, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the Class A common stock of Meta Platforms, Inc. based on the daily historical closing prices of the Class A common stock of Meta Platforms, Inc. from January 4, 2021 through October 27, 2026. The closing price of the Class A common stock of Meta Platforms, Inc. on October 27, 2026 was $620.19. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of the Class A common stock of Meta Platforms, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the stock closing price of the Class A common stock of Meta Platforms, Inc. on the calculation day. There can be no assurance that the performance of the Class A common stock of Meta Platforms, Inc. will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

Tax Considerations

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. You should review carefully the section entitled “United States Federal Taxation,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes should be treated for U.S. federal income tax purposes as debt instruments. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Our intended treatment of the notes as CPDIs will be binding on you, unless you properly disclose to the IRS an alternative treatment. Also, the IRS may challenge the treatment of the notes as CPDIs. If the IRS successfully challenges the treatment of the notes as CPDIs, then the notes will be treated as debt instruments that are not CPDIs and, would require the accrual of original issue discount as ordinary interest income based on a yield to maturity higher than the comparable yield. Accordingly, under this treatment, your annual taxable income from (and adjusted tax basis in) the notes would be higher than if the notes were treated as CPDIs, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the notes with regard to Non-U.S. Holders, and we have determined to treat the notes as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “United States Federal Taxation” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments”) in the accompanying prospectus supplement to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” is an annual rate of 5.10%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,106.28. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period

Market Linked Notes —Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Micron Technology, Inc. and the Class A Common Stock of Meta Platforms, Inc. due November 1, 2028

October 30, 2026 through December 31, 2026	$8.50	$8.50
January 1, 2027 through December 31, 2027	$52.09	$60.59
January 1, 2028 through November 1, 2028	$45.69	$106.28

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Tax Considerations.”

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.